Exhibit 5.1

July 17, 2025

TEN Holdings, Inc.

1170 Wheeler Way

Langhorne, PA 19047

Ladies and Gentlemen:

We have acted as counsel to TEN Holdings, Inc. (the “Company”), in connection with the Registration Statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 17, 2025, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale, from time to time, by Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Selling Stockholder”), of up to 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share. The Shares will be issued and sold pursuant to a purchase agreement, dated as of June 23, 2025 (the “Purchase Agreement”), by and between the Company and the Selling Stockholder. Such shares of common stock include (i) up to 6,117,855 shares of common stock that the Company may elect to sell to the Selling Stockholder, from time to time, pursuant to the Purchase Agreement (the “Purchase Shares”) and (ii) 882,145 shares of common stock that the Company issued to the Selling Stockholder, on June 23, 2025, as consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of common stock in one or more purchases that the Company may direct it to make, from time to time, pursuant to the Purchase Agreement (the “Commitment Shares”).

In connection with the opinion expressed herein, we have examined and are familiar with the articles of incorporation and the bylaws of the Company, as each of the same has been amended through the date hereof, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, including minute books and resolutions, of the Company. We have also examined the Registration Statement and such statutes and other records, instruments, and documents pertaining thereto that we have deemed necessary to examine for the purposes of this opinion. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein. This opinion is limited to our review of Chapter 78 of the 2022 Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

On the basis of and in reliance upon the foregoing, we are of the opinion that the Commitment Shares have been duly authorized and are validly issued, fully paid, and non-assessable, and the Purchase Shares, when issued and delivered by the Company against payment in full of the consideration payable therefor pursuant to the terms of the Purchase Agreement , will be duly authorized, validly issued, fully paid, and non-assessable.

This opinion letter speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinion expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion letter may be quoted, circulated, or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ HUNTER TAUBMAN FISCHER & LI LLC
HUNTER TAUBMAN FISCHER & LI LLC

950 Third Avenue, 19th Floor - New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380